Exhibit 99.1

Press Release

DIVIDEND CAPITAL TRUST ENTERS THE INDIANAPOLIS MARKET

Denver, December 29, 2003 /PRNewswire/ - Dividend Capital Trust announced today the acquisition of a high-quality distribution property in Plainfield, Indiana, a key sub-market of Indianapolis.

Dividend Capital purchased Plainfield I, a 442,127 square-foot Class A state-of-the-art distribution facility located minutes from Indianapolis International Airport as well as I-70 and other interstate highways. The property was built during 2000 by the Pizzuti Companies, a leading regional developer that focuses on the Midwestern and Southeastern United States.

“We are excited about the Plainfield I purchase and our entry into the Indianapolis market. Indianapolis is truly a distribution hub, with roughly 70% of the United States’ population within one day’s drive. The Plainfield I property provides our customers with an institutional-quality, highly adaptable property and an excellent platform from which to distribute products,” said Teresa Corral, Vice President of Dividend Capital Trust.

“We also are pleased to complete our initial transaction with the Pizzuti Companies, a developer of first-rate distribution properties,” she added.

Dividend Capital Trust, a Denver-based industrial real estate investment trust (REIT), is rapidly becoming a leader in providing quality distribution space to its customers across the United States. Dividend Capital is achieving this goal by acquiring high-quality facilities in major distribution markets and through strategic alliances with leading developers. For additional information on Dividend Capital, please visit our web site at www.dividendcapital.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Dividend Capital Trust’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to identify and acquire properties on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the effects of local economic and market conditions, regulatory changes and other risks and uncertainties detailed from time to time in Dividend Capital Trust’s filings with the Securities and Exchange Commission.